Exhibit 99.1

Tweeter Home Entertainment Group Discusses Sales and Earnings Expectations for Its Third Fiscal Quarter Ending June 30, 2004

CANTON, MA. June 17, 2004 — Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) today discussed interim sales results for the quarter ending June 30, 2004.

Previously, the Company had announced comparable store sales expectations for the June quarter to be up between 0% and 4%. Quarter-to-date through June 14, 2004, comparable store sales were down approximately 4%. As a result, the company expects comparable store sales for the quarter to be down between 3% and 5%. The company will provide updated earnings guidance when it reports sales for the quarter on July 7, 2004.

Jeffrey Stone, President and CEO, said, “Traffic at the store continues to be the most important challenge for the company. While many of our initiatives are achieving their objectives, getting more footsteps across the threshold, and properly positioning our brands with the consumer, are areas where we have not yet gained traction.”

Stone continued, “We have been hard at work creating a new voice and message to deliver to the consumer, and that voice and message will begin in mid July. We believe that we can impact our positioning through the summer, and begin to grow traffic.”

Joe McGuire, Chief Financial Officer, said, “While the quarter-to-date sales results are disappointing, many of the other financial measures at Tweeter are continuing to improve. Both inventory and debt levels are expected to meet or beat plan, even with the reduction in top line. While the gross margin dollars will certainly be less as a result of the revenue decline, the gross margin rate is coming in on plan. Tweeter is in the middle stages of its turnaround, and we will likely continue to have sales results that are difficult to predict as we drive the newly positioned message back to our core customer.”

Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a national specialty consumer electronics retailer providing audio and video solutions for the home and car. Tweeter has the expertise to explain it all, deliver it all, and install it all so that its customers can “Just Sit Back and Enjoy.”

The company’s fiscal 2003 revenues were $787 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979 and was named one of the “100 Fastest Growing Companies” by Fortune in 2002. Tweeter Home Entertainment Group, Inc. now operates 175 stores under the Tweeter, HiFi Buys, Sound Advice, Bang & Olufsen, Electronic Interiors, Showcase Home Entertainment and Hillcrest High Fidelity names in the New England, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The company employs more than 3,600 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company’s web sites at www.twtr.com and www.tweeter.com.

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For further information, contact Kate MacKinnon at 781 830 3324, fax 781 830 3223 or email at
kmackinnon@twtr.com.

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Certain statements contained in this press release, including, without limitation, statements containing the words “expects,” “anticipates,” “believes,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and projections are subject to various risks and uncertainties, including risks related to projected comparable store sales, risks associated with the belief that positioning through the summer will begin to grow traffic, risks related to expectations that debt and inventory levels will meet or beat plan, risks related to the difficulty in predicting sales results, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 12, 2003 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.